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NORTHERN LIGHTS FUND TRUST II

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June 1, 2026

Dear Shareholders:

We are writing to update you on the progress of the reorganization of Sequoia Fund into the Sequoia ETF, which we first announced in March.

Important dates

Date	What happens
June 10, 2026	ETF Q&A session via Zoom, 10:00 a.m. (registration required)
Monday, July 27, 2026	Shareholder Vote to approve the reorganization to an ETF
End of September 2026	Sequoia Fund shares held directly with the fund’s transfer agent (SS&C Technologies) must be transferred to an eligible brokerage account.
5–7 business days before Oct. 16	Pre-conversion freeze period — no buys or sells for participating accounts
October 16, 2026	Conversion to the Sequoia ETF

As a reminder, this change moves our Sequoia strategy into a current, tax-efficient ETF structure while leaving our investment philosophy and process unchanged. The “wrapper” around the portfolio is changing; the way we research businesses and invest your capital is not.

The shareholder vote is approaching. As we noted in our earlier communications, the reorganization requires a shareholder vote, which is scheduled for July 27. The related proxy materials have now been sent to you. You can vote via mail, online, or over the phone (866-356 - 7814). You will need your Control Number that was sent as part of the proxy materials. If you don’t have it, please contact our team and we will be happy to assist. We encourage you to vote as soon as you are able. The Sequoia Fund Board of Directors recommends voting in favor of the change.

It is extremely important that shareholders vote in the proxy process, no matter how large or small your holdings may be. We have engaged EQ Fund Solutions, LLC to gather proxy votes. They are excellent at what they do, but we recognize their emails and phone calls can be bothersome — and the easiest way to get them to stop is simply to submit your proxy vote.

Please confirm your shares are held in an eligible brokerage account. Because ETF shares trade on an exchange, they must be held in a brokerage account that is able to transact in ETF shares. What this means for you depends on how you hold your Sequoia Fund shares today:

Ruane Cunniff LP | 45 Rockefeller Plaza | 34th Floor | New York, NY 10111 | Tel: (212) 832-5280
www.sequoiafund.com

●	If you already hold your shares in a brokerage account (for example, through an intermediary such as Schwab or Fidelity), your existing account is very likely all you need. We simply ask that you confirm with your broker that the account is eligible to hold ETF shares.

●	If you hold your shares directly with the Fund’s transfer agent, you will need to transfer them into an eligible brokerage account ahead of the conversion. If you do not already have a brokerage account, you will need to open one.

If you need to open a new brokerage account or initiate a transfer, we are glad to help. Our team, together with our transfer agent, can walk you through the process from start to finish. The transfer itself is expected to be straightforward, and the sooner you begin, the better. If you are unsure whether your current account can hold ETF shares, please reach out and we will help you sort it out.

Join our Q&A Session. We also want to make sure everyone has the chance to have their questions answered. For those who were unable to attend the Q&A session held on the morning of our Investor Day, we will host a follow-up Q&A session via Zoom on June 10 at 10:00 a.m. We encourage you to join. Please register for the meeting before attending.

We will continue to keep you informed as we approach the conversion. As always, our client team is available to answer any questions — by phone at (212) 832-5280 or through your account representative.

Sincerely,

The Ruane Cunniff Investment Committee

Arman Gӧkgӧl-Kline	John Harris	Trevor Magyar

Important Information: An investor should consider the investment objectives, risks, and charges and expenses of the Sequoia ETF carefully before investing. The Sequoia ETF’s prospectus contains this and other information about the Sequoia ETF. An investor may obtain the prospectus by clicking here (https://www.sec.gov/Archives/edgar/data/1518042/000158064 226001638/sequoia485a.htm). The prospectus should be read carefully before investing. The information in the Sequoia ETF prospectus is not complete and may be changed. The Sequoia ETF may not sell its shares until the registration statement filed with the SEC is effective. The prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted. Investing involves risk, including loss of principal. ETFs are subject to additional risks that do not apply to conventional mutual funds, including the risk that the market price of an ETF’s shares may trade at a premium or discount to its net asset value (NAV). Shares of any ETF are bought and sold at market price (not NAV) and are not individually redeemed from the ETF. Brokerage commissions will reduce returns. Sequoia ETF is distributed by Northern Lights Distributors, LLC. Northern Lights Distributors, LLC is not affiliated with Ruane Cunniff, Schwab, or Fidelity.

Ruane Cunniff LP | 45 Rockefeller Plaza | 34th Floor | New York, NY 10111 | Tel: (212) 832-5280
www.sequoiafund.com

June 1, 2026

Dear Clients:

We are writing to update you on the progress of the conversion of our Sequoia strategy into the Sequoia ETF, which we first announced in March.

Important dates

Date	What happens
June 10, 2026	ETF Q&A session via Zoom, 10:00 a.m. (registration required)
Friday, July 31, 2026	Deadline to confirm whether you intend to participate in ETF
End of September 2026	Accounts held away from Pershing must be transferred to a Pershing account until conversion is complete
5–7 business days before Oct. 16	Pre-conversion freeze period – no buys or sells for participating accounts
October 16, 2026	Conversion to the Sequoia ETF

As a reminder, this change moves our Sequoia strategy into a current, tax-efficient ETF structure while leaving our investment philosophy and process unchanged. The “wrapper” around the portfolio is changing; the way we research businesses and invest your capital is not.

Participation in the conversion is optional for SMA clients however the investment committee recommends this structure for our taxable clients. For eligible taxable accounts, the conversion offers a one-time opportunity to move the securities in your account into the Sequoia ETF tax-free through a “351 exchange,” which preserves your cost basis and is expected to defer the substantial majority of your capital gains until you choose to sell your ETF shares. As we have noted, this tax-free opportunity is available only at the time the Sequoia ETF is created.

Please communicate your decision by Friday, July 31. If you have decided not to participate, nothing will change with your account. If you have decided to participate, your account representative will confirm that your account is eligible or outline any adjustments needed, and we will ask you to sign a Letter of Authorization and an amended Investment Management Agreement.

Preparing your account. As we move toward the mid-October conversion, a few items are worth keeping in mind:

●	Eligibility. To qualify for the tax-free exchange, your portfolio must meet IRS diversification rules at the time of contribution – no single security above 25% of the value contributed, and the top five holdings no more than 50%. Accounts closely aligned with our model will qualify; if yours needs adjustment, we will work with you on a plan.

Ruane Cunniff LP | 45 Rockefeller Plaza | 34th Floor | New York, NY 10111 | Tel: (212) 832-5280
www.ruanecunniff.com

●	Brokerage account. A brokerage account is required to receive and hold ETF shares. Most clients hold accounts at Pershing that already qualify. If your account is held away from Pershing, we will need to temporarily transfer the shares to a Pershing account by the end of September in order to execute the conversion. Once the conversion is complete, clients can transfer the ETF shares back to the original account.

●	Account adjustments and cash. Any adjustments needed to make an account eligible, along with any cash withdrawals you would like to make in advance, should be planned with us in the coming weeks so they can be completed before the pre-conversion freeze period.

A note on timing and “friction.” To ensure a smooth transition, there will be a short freeze period (roughly five to seven business days) immediately before the conversion, during which we will be unable to buy or sell securities on your behalf if you are participating in the conversion. Following the conversion, there may be a brief period (possibly one to two weeks) when your account has “delivered out” the holdings you contributed but your Sequoia ETF shares have not yet been received. These periods of temporary inconvenience are an unavoidable part of the process, and we will communicate exact cutoff and freeze dates as we approach the conversion.

In the meantime, we will continue to manage your taxable account as tax-efficiently as possible, though you will incur capital gains up until the point of conversion. This letter is not intended as tax advice, and we encourage you to consult your own tax advisors regarding your individual circumstances.

Join our Q&A Session. We also want to make sure everyone has the chance to have their questions answered. For those who were unable to attend the Q&A session held on the morning of our Investor Day, we will host a follow-up Q&A session via Zoom on June 10 at 10:00 a.m. We encourage you to join. Please register for the meeting before attending.

If you have any questions or would like to discuss whether participation makes sense for you, please reach out to our client team at (212) 832-5280 or info@ruanecunniff.com, or contact your client representative directly.

Sincerely,

The Ruane Cunniff Investment Committee

Arman Gӧkgӧl-Kline	John Harris	Trevor Magyar

Ruane Cunniff LP | 45 Rockefeller Plaza | 34th Floor | New York, NY 10111 | Tel: (212) 832-5280
www.ruanecunniff.com

Important Information: An investor should consider the investment objectives, risks, and charges and expenses of the Sequoia ETF carefully before investing. The Sequoia ETF’s prospectus contains this and other information about the Sequoia ETF. An investor may obtain the prospectus by clicking here (https://www.sec.gov/Archives/edgar/data/1518042/000158064226001 638/sequoia485a.htm). The prospectus should be read carefully before investing. The information in the Sequoia ETF prospectus is not complete and may be changed. The Sequoia ETF may not sell its shares until the registration statement filed with the SEC is effective. The prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted.

Investing involves risk, including loss of principal. ETF shares trade in a secondary market at market determined prices, which may differ from the NAV. Brokerage commissions will reduce returns. The advantages of the ETF structure are predicated on current IRS rules, which are subject to change.

Sequoia ETF is distributed by Northern Lights Distributors, LLC. Northern Lights Distributors, LLC is not affiliated with Ruane Cunniff or Pershing.

Ruane Cunniff LP | 45 Rockefeller Plaza | 34th Floor | New York, NY 10111 | Tel: (212) 832-5280
www.ruanecunniff.com

Important Information

This material is provided for informational purposes only and does not constitute investment advice. Ruane Cunniff L.P. is an investment adviser registered with the Securities and Exchange Commission. Investing involves risk, including the possible loss of principal.

Sequoia ETF is distributed by Northern Lights Distributors, LLC (Member FINRA). Northern Lights Distributors, LLC is not affiliated with Ruane Cunniff, L.P.

An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Shares of the Fund may be offered only to persons in the United States and by way of a prospectus.

An investor should consider the investment objectives, risks, and charges and expenses of the Sequoia ETF carefully before investing. The Sequoia ETF’s prospectus contains or will contain this and other information about the Sequoia ETF. An investor may obtain the prospectus by clicking here (https://www.sec.gov/Archives/edgar/data/1518042/000158064226001638/sequoia485a.htm) or calling 212-832-5280. The prospectus should be read carefully before investing. The information in the Sequoia ETF prospectus is not complete and may be changed. The Sequoia ETF may not sell its shares until the registration statement filed with the SEC is effective. The prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted.

The information provided herein regarding the tax aspects of the mutual fund conversion and operation of the ETF is general in nature and is not intended to constitute tax advice. The tax aspects of the mutual fund conversion and operation of the ETF are complex and you should consult your individual tax advisor regarding the tax aspects of the mutual fund conversion and the operation of the ETF applicable to your specific circumstances.

ETF investments involve several important considerations: shares must be held and traded through brokerage accounts, and they trade in the secondary market at prices that may differ from net asset value (NAV). Daily portfolio transparency can create replication risk, while the inability to close to new investors may lead to capacity constraints as assets grow. Transaction costs, such as bid/ask spreads, can increase during periods of market volatility, though they are generally minimal in normal conditions. Investors in tax-advantaged accounts (e.g., IRAs) do not benefit from ETF tax efficiency and may require brokerage custody. Additionally, ETF tax efficiency depends on authorized participants facilitating in-kind transfers; in limited cases, this may not occur, resulting in small taxable distributions.”

R u a n e C u n n i f f L P | S e q u o i a E T F | J u n e 1 0 , 2 0 2 6

Same strategy. New structure.

W H A T C H A N G E S

The structure (“wrapper”) Mutual fund → Exchange-Traded Fund

How you hold shares Brokerage account required to hold ETF shares

Ticker: SEQ on NYSE Arca Trades throughout the day, like a stock

ETF Risks Intraday trading, NAV and market price can vary, no guarantee of robust trading

W H A T  S T A Y S  T H E  S A M E

The Sequoia model portfolio Same stocks, same concentrations — no meaningful change

Investment philosophy since 1970 Concentrated, long-term, value-oriented ownership

The team Same portfolio managers and team

Quarterly videos & year-end letters Open, honest communication about successes and failures

Your client team Available to support and inform you as partners

R u a n e C u n n i f f L P | S e q u o i a E T F | J u n e 1 0 , 2 0 2 6

Additional Characteristics

Transparency	Liquidity & trading
Daily public disclosure of the ETF’s complete portfolio. As an investor, you can know what the ETF owns — all holdings listed daily on the new Sequoia ETF website.	ETF shares trade throughout the day, including with limit orders, just like any stock. No end-of-day pricing or redemption delays.

Simplified reporting when compared to a managed account	Estate planning advantage
A consolidated 1099 eliminates the need to track and reclaim foreign taxes on individual holdings — a real administrative simplification for many managed account investors.	ETF shares held long-term and inherited may receive a step-up in basis — potentially much larger than with a mutual fund.

This conversion defers taxes — it does not eliminate them. Taxes apply when ETF shares are sold at a gain. A step-up in basis at death may reduce or eliminate that liability for heirs. Please consult your tax advisor for all tax advice.

R u a n e C u n n i f f L P | S e q u o i a E T F | J u n e 1 0 , 2 0 2 6